Exhibit 10.1

FORM OF

INVESTMENT MANAGEMENT AND ADVISORY AGREEMENT

between

WEST BAY BDC LLC

and

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

INVESTMENT MANAGEMENT AND ADVISORY AGREEMENT

This AGREEMENT (this “Agreement”), is made as of the [•] day of [•], 2024, between GOLDMAN SACHS ASSET MANAGEMENT, L.P. (the “Investment Adviser”), a limited partnership formed under the laws of the state of Delaware, and West Bay BDC LLC, a limited liability company organized under the laws of the State of Delaware (the “Company”).

WHEREAS, the Company will elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Investment Adviser is an investment adviser that is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to engage the Investment Adviser to furnish investment advisory services to the Company pursuant to the terms and conditions set forth in this Agreement, and the Investment Adviser wishes to serve as the investment adviser to the Company;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. [Reserved].

2. Management Services.

(a) Subject to the supervision of the Board of Directors of the Company (the “Board of Directors”), the Investment Adviser will regularly provide the Company with investment research, advice and supervision and will furnish continuously an investment program for the Company consistent with the investment objectives and policies of the Company. The Investment Adviser will determine from time to time what securities or other investments (each such investment being called herein an “Investment” and collectively, “Investments”) shall be purchased for the Company, what Investments shall be held or sold by the Company, and what portion of the Investments shall be held uninvested as cash and cash equivalents, subject always to the provisions of the Company’s Certificate of Formation and the Limited Liability Company Agreement of the Company (as in effect from time to time, the “LLC Agreement”) and of the Investment Company Act, and to the investment objectives, policies and restrictions of the Company, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Directors may from time to time establish.

(b) The Investment Adviser is hereby authorized to cause the Company to make Investments, directly or indirectly through one or more subsidiaries or special purpose vehicles.

(c) The Investment Adviser is hereby authorized, on behalf of the Company and at the direction of the Board of Directors pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Investments and other property and funds held or owned by the Company, including, without limitation, exercising and enforcing rights with respect to any claims relating to such Investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(d) Subject to the general supervision of the Board of Directors, the Investment Adviser will provide certain administrative services to the Company other than such administrative services provided by the Company’s administrator (such administrator, or any successor administrator, including any affiliate of the Investment Adviser, the “Administrator”). The Investment Adviser will, to the extent such services are not required to be performed by the Administrator or others pursuant to a custodian agreement (or a transfer agency agreement to the extent that a person other than the Investment Adviser is serving thereunder as the Company’s transfer agent), (i) provide supervision of all aspects of the Company’s operations not referred to in paragraphs (a) to (c) above; (ii) coordinate with and oversee the services being performed by the Administrator and the Company’s custodian and transfer agent, (iii) provide the Company with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Company; (iv) provide on behalf of the Company significant managerial assistance to those portfolio companies of the Company that the Company is required to provide such services to under the Investment Company Act; (v) arrange for, at the Company’s expense, (A) the preparation for the Company of all required tax returns, (B) the preparation and submission of reports to existing holders of equity interests in the Company and regulatory authorities and (C) the preparation and submission of the Company’s Form 10 or registration statement, as applicable, and all other documents necessary to fulfill regulatory requirements and maintain the registration and qualifications of the Company with the SEC and other regulatory authorities; (vi) maintain all of the Company’s records and (vii) provide the Company with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items.

(e) The Investment Adviser will also provide to the Board of Directors such periodic and special reports as it may reasonably request. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(f) The Investment Adviser will maintain all books and records with respect to the Company’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Administrator or the Company’s custodian or transfer agent) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the Investment Company Act. The Investment Adviser will also provide to the Board of Directors such periodic and special reports as it may reasonably request.

(g) The Investment Adviser will notify the Board of Directors of any change in the Investment Adviser’s membership within a reasonable time after such change.

(h) The Investment Adviser’s services hereunder are not deemed exclusive and it shall be free to render similar services to others. The Investment Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of the Investment Adviser or any manager, partner, officer or employee of the Investment Adviser to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Investments, subject at all times to applicable law).

(i) The Investment Adviser will not cause the Company to exchange or otherwise dispose of all or substantially all of its assets in a single transaction or series of related transactions, or approve on the Company’s behalf the sale, exchange or other disposition of all or substantially all of its assets in a single transaction or series of related transactions (including, for the avoidance of doubt, pursuant to a listing, initial public offering or merger).

3. Allocation of Charges and Expenses. Subject to the terms and provisions of the LLC Agreement, the Investment Adviser shall pay all costs incurred by it in connection with the performance of its duties under Section 2. The Investment Adviser shall pay the compensation and expenses of all of its personnel and shall make available, without expense to the Company, the services of such of the Investment Adviser’s partners, officers and employees as may duly be elected officers or directors of the Company, subject to their individual consent to serve and to any limitations imposed by law.

4. Compensation of the Investment Adviser.

(a) The Company will pay the Investment Adviser for its services to the Company a management fee (the “Management Fee”), payable quarterly in arrears, equal to 0.35% (i.e., an annual rate of 1.40%) (“Management Fee Rate”) of the average net asset value (“NAV”) of the Company at the end of the then-current calendar quarter and the prior calendar quarter. The Management Fee for any partial quarter will be appropriately prorated. The Management Fee for the Company’s first quarter (i.e., the period beginning on the date that investors in the Company, other than the initial investor, make their initial capital contributions to the Company (the “Initial Drawdown Date”) and ending on the last day of the quarter in which the Initial Drawdown Date occurred) shall be equal to 0.35% (i.e., an annual rate of 1.40%) of the average of the Company’s NAV at the end of such quarter and zero (i.e., the Company’s NAV attributable to third-party investors immediately prior to the Initial Drawdown Date). The Management Fee will be reduced by an amount equal to any fees paid to the Investment Adviser or an affiliate thereof in respect of any investment by the Company in money markets or similar funds sponsored or managed by the Investment Adviser or an affiliate thereof that are borne by the Company.

If the reduction amount exceeds the amount of the Management Fee obligation for any quarter, the excess amount will be carried forward and applied against any Management Fee owed by the Company for succeeding quarters. Subject to the requirements of Sections 851 and 852(a) of Subchapter M of the Code, to the extent any such excess reduction amount remains unapplied upon the termination of this Agreement, the Investment Adviser shall refund to the Company the amount of such unapplied excess as a rebate of Management Fees previously paid (which, for the avoidance of doubt, shall be applied as a payment from the Investment Adviser to the Company).

(b) Notwithstanding anything to the contrary in this Agreement, for each additional $500 million of new or increased capital commitments (“Commitments”) (excluding any new or increased Commitments made by the Investment Adviser and/or any of its affiliates) accepted by the Company on a date subsequent to the date of the Company’s initial closing on capital commitments from investors, the quarterly Management Fee Rate set forth in Section 4(a) above will be reduced by 0.0125% (i.e., an annual rate reduction of 0.05%), subject to a quarterly floor of 0.3125% (i.e., an annual rate of 1.25%). If such new or additional $500 million Commitment is made on a day other than the first day of a calendar quarter, such reduced Management Fee Rate shall be applied on a prorated basis (based on calendar days) for such quarter.

(c) In addition, for the six-month period beginning on the first day of the calendar quarter occurring on or immediately following the one-year anniversary of the dissolution date of the Company (such period, the “Six-Month Period”), the Management Fee Rate will be reduced by 50% (e.g., if the Company is subject to a quarterly Management Fee Rate of 0.35% immediately prior to the Six-Month Period, then during the Six-Month Period, the Company will be subject to a quarterly Management Fee Rate of 0.175%). Thereafter, the Company shall no longer be subject to a Management Fee.

(d) To the extent that the Private Credit Business of Goldman Sachs Asset Management (the “Team”) receives from Portfolio Companies (as defined in the LLC Agreement) or otherwise any transaction or monitoring fees or any fees for services rendered, including for agency, structuring, underwriting, arranging, syndication, investment banking, brokerage, asset management, structuring and/or other services to sponsors, borrowers and other parties, or having an officer or employee hold board seats with respect to such Portfolio Companies in connection with the Company’s investment in such Portfolio Companies, in each case that are retained by the Team (e.g., excluding any fees that are shared with the Company and potentially other clients of or investment vehicles managed by the Investment Adviser), one hundred percent (100%) of the Company’s allocable portion of any such fees (which, in the case of any board of director fees, shall only include cash compensation paid to employees of the Team (but excluding consultants) for such service) will be credited against future Management Fees.

5. Brokerage and Allocations. The Investment Adviser or its agent shall arrange for the placing of all orders for the purchase and sale of Investments with brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof) selected by the Investment Adviser. In the selection of such brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof) and the placing of such orders, the Investment Adviser is directed at all times to seek to obtain the best net results for the Company, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon brokerage or research services provided to the Company, the Investment Adviser and any of its other accounts. It is also understood that it is desirable for the Company that the Investment Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Company than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Adviser is authorized to place orders for the purchase and sale of securities for the Company with such brokers, subject to review by the Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Adviser in connection with its services to other clients. If any occasion should arise in which the Investment Adviser gives any advice to its clients concerning the membership interests of the Company, it will act solely as investment counsel for such clients and not in any way on behalf of the Company. The Investment Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Company as well as its other customers (including any investment company or advisory account for which the Investment Adviser or any of its affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Company and to such other clients.

6. Limitation of Liability of Investment Adviser and the Company. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, except a loss resulting from fraud, willful misfeasance, bad faith, gross negligence or intentional or criminal wrongdoing on the Investment Adviser’s part in the performance of its duties or from reckless disregard by the Investment Adviser of its obligations and duties under this Agreement, or resulting from a material violation of U.S. federal or state securities laws, knowing violation of other applicable laws or material breach of the LLC Agreement or this Agreement by the Investment Adviser. Any person, even though also employed by the Investment Adviser, who may be or become an employee of and paid by the Company shall be deemed, when acting within the scope of such employment by the Company, to be acting in such employment solely for the Company and not as the Investment Adviser’s employee or agent.

7. Duration and Termination of this Agreement. This Agreement shall remain in full force and effect for two years from the date first written above and shall continue for periods of one year thereafter, but only so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Company’s directors who are not interested persons (as defined in the Investment Company Act) and in accordance with the requirements of the Investment Company Act and (b) by a vote of a majority of the Board of Directors or of a majority of the outstanding voting securities of the Company. The aforesaid requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the Investment Company Act and the rules and regulations thereunder. This Agreement may, on sixty (60) days’ written notice to the other party, be terminated in its entirety at any time without the payment of any penalty, by the Board of Directors, or by vote of a majority of the outstanding voting securities of the Company, on the one hand, or by the Investment Adviser, on the other hand; provided that, subject to the immediately following sentence, the Investment Adviser may only terminate this Agreement if required or advisable to comply with applicable law or regulation; provided further that prior to any such termination by the Investment Adviser, the Investment Adviser shall provide the investors in the Company with sixty (60) days’ advance written notice (or such shorter notice as may be and only to the extent required or advisable to comply with applicable law and regulation). In addition, in the event that a new director of the Board of Directors is appointed pursuant to Section 3.5.1(j) of the LLC Agreement against the recommendation of the Governance and Nominating Committee (as defined in the LLC Agreement), then the Investment Adviser may terminate this Agreement within thirteen (13) months following such appointment; provided that prior to any such termination, the Investment Adviser shall provide the investors in the Company and the Board of Directors with sixty (60) days’ advance written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation or order.

Any termination of this Agreement pursuant to this Section 7 shall be without penalty or other additional payment save that (i) the Company shall pay the Management Fee referred to in Section 4(a) prorated to the date of termination and (ii) the Company shall honor any trades entered but not settled before the date of any such termination. Sections 3, 4, 6, 7, 9 and 10 hereof shall survive the termination of this Agreement.

8. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. No amendment of this Agreement shall be effective as to the Company until approved by vote of the holders of a majority of the outstanding voting securities of the Company and by a majority of the Board of Directors, including a majority of the directors who are not interested persons (as defined in the Investment Company Act) of the Company and have no financial interest in this Agreement, cast in person at a meeting called for the purpose of voting on such amendment. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.

9. General. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company consents to exclusive jurisdiction and venue for any litigation arising out of this Agreement to the United States District Court for the Southern District of New York, unless no federal jurisdiction exists, in which case the Company consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County. Nothing herein shall constitute a waiver or limitation of any rights which the Company may have, if any, under any applicable law.

10. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing sent by courier or registered air mail, or by facsimile or electronic means (and, in respect of communications sent by facsimile or electronic means, confirmed in writing sent by courier or registered air mail), to the requisite party, at its address as follows:

 If to the Investment Adviser:

  Goldman Sachs Asset Management, L.P.

  200 West Street

  New York, New York 10282

  Attention: Legal Department

  General Counsel of Goldman Sachs Asset & Wealth Management

  Fax: (212) 902-4140

  If to the Company:

  West Bay BDC LLC

  c/o Goldman Sachs Asset Management, L.P.

  200 West Street

  New York, New York 10282

  Attention: Legal Department

  General Counsel of Goldman Sachs Asset & Wealth Management

  Fax: (212) 902-4140

or to such other address as to which the party receiving the notice shall have notified the other party in writing.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12. Effective Date. This Agreement shall be effective as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:
Title:

WEST BAY BDC LLC

By:
Name:
Title: